EXHIBIT 15.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-119885) on Form F-3 and (No. 333-101990 and 333-125064) on Form S-8 of Top Image Systems Ltd. of our report dated April 21, 2009, with respect to the consolidated statement of operations, changes in shareholders’ equity, and cash flow of Top Image Systems (Asia Pacific) Pte. Ltd. (“the Company”, formerly known as Asiasoft Global Pte Ltd) and its subsidiaries for the year ended December 31, 2008, not included herein, which report appears in the December 31, 2010 annual report on Form 20-F of Top Image Systems Ltd.

KPMG LLP

Singapore
March 30, 2011